EXHIBIT 19.1

MKS Instruments, Inc.

Insider Trading Policy

(Revised May 16, 2023)

1.
Background and purpose
1.1
Overview

The federal securities laws prohibit any member of the Company’s Board of Directors (a “Director”) or employee of the Company (or any of its subsidiaries) from purchasing or selling Company securities on the basis of material nonpublic information concerning the Company, or from disclosing material nonpublic information to others who might trade on the basis of that information. These laws impose severe sanctions on individuals who violate them. In addition, the Securities and Exchange Commission (the “SEC”) has the authority to impose large fines on the Company and on the Company’s Directors, executive officers1 and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent it (so-called “controlling person” liability).

This insider trading policy has been adopted in light of these legal requirements, and with the goal of helping:

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prevent inadvertent violations of the insider trading laws;
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avoid embarrassing proxy disclosure of reporting violations by persons subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”);
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promote compliance with the Company’s obligation to publicly disclose information related to its insider trading policies and practices and the use of certain trading arrangements by Company insiders;
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avoid even the appearance of impropriety on the part of those employed by, or associated with, the Company;
•
protect the Company from controlling person liability; and
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protect the reputation of the Company, its Directors and its employees.

1 As used herein, “executive officer” means those individuals determined by the Board of Directors from time to time to qualify as such under the meaning set forth in Rule 3b-7 under the Securities Exchange Act of 1934, as amended.

1.2
Meaning of “Material Nonpublic Information”

For an overview of the meaning of material nonpublic information, see Exhibit A attached hereto.

2.
INSIDER TRADING AND ADDITIONAL pROHIBITIONS ON TRADING ACTIVITIES
2.1
This Section 2 applies to:
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all Directors;
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all employees;
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all family members of Directors and employees who share the same address as, or are financially dependent on, the Director or employee and any other person who shares the same address as the Director or employee (other than (x) an employee or tenant of the Director or employee or (y) another unrelated person whom the General Counsel determines should not be covered by this policy); and
•
all corporations, limited liability companies, partnerships, trusts or other entities owned or controlled by any of the above persons unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.
2.2
Prohibition on Trading While Aware of Material Nonpublic Information.
(a)
Prohibited Activities. Except as provided in Section 5, no person covered by this Section 2 may:
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purchase, sell or donate any securities of the Company while he or she is aware of any material nonpublic information concerning the Company or recommend to another person that they do so;
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tip or otherwise disclose to any other person any material nonpublic information concerning the Company if such person may misuse that information, such as by purchasing or selling Company securities or tipping that information to others;
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purchase, sell or donate any securities of another company while he or she is aware of any material nonpublic information concerning such other company which he or she learned in the course of his or her service as a Director or employee of the Company, or recommend to another person that they do so; or

•
tip or otherwise disclose to any other person any material nonpublic information concerning another company which he or she learned in the course of his or her service as a Director or employee of the Company if such person may misuse that information, such as by purchasing or selling securities of such other company or tipping that information to others.
(b)
Application of Policy After Cessation of Service. If a person ceases to be a Director or employee of the Company at a time when he or she is aware of material nonpublic information concerning the Company, the prohibition on purchases, sales or donations of the Company securities in Section 2.2(a) shall continue to apply to such person until that information has become public or is no longer material.

2.3 Prohibition on Pledges. No person or entity covered by this Section 2 may purchase Company securities on margin, borrow against Company securities held in a margin account or pledge Company securities as collateral for a loan.

2.4 Prohibition on Short Sales, Derivative Transactions and Hedging Transactions. No person or entity covered by this Section 2 may engage in any of the following types of transactions:

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short sales of Company securities, including short sales “against the box”;

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purchases or sales of puts and calls or other derivative securities based on Company securities; or

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purchases of financial instruments (including pre-paid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities.

3.
TRADING BLACKOUTS (APPLIES TO Directors, Executive Officers and designated employees)
3.1
The prohibitions in Section 3.2 below apply to:
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all Directors;

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all executive officers;

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such other employees as are designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the General Counsel as being subject to Section 3.2 (the “Designated Employees”);

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all family members of Directors, executive officers and Designated Employees who share the same address as, or are financially dependent on, the Director, executive officer or Designated Employee and any other person who shares the same address as the Director, executive officer or Designated Employee (other than (x) an employee or tenant of the Director, executive officer or Designated Employee or (y) another unrelated person whom the General Counsel determines should not be covered by this policy); and

•
all corporations, limited liability companies, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.

3.2
Blackout Periods. Except as provided in Section 5, no person or entity described in Section 3.1 may purchase, sell or donate any securities of the Company during the following time periods (each, a “corporate blackout period”):
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beginning two weeks prior to the end of each fiscal quarter and ending upon the completion of the second full trading day after the public announcement of earnings for such quarter; or

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during such other periods as may be established from time to time by the Board, the Chief Executive Officer, the Chief Financial Officer or the General Counsel in light of particular events or developments affecting the Company, in which case they shall have the discretion to limit the application of the corporate blackout period to persons or entities described in Section 3.1 that are aware of or have access to information about such events or developments.

In addition, no person subject to a corporate blackout period imposed as a result of particular events or developments shall inform anyone else that such corporate blackout period is in effect.

4.
Notice and Pre-Clearance of Transactions (APPLIES TO DIRECTORS AND EXECUTIVE OFFICERS)
4.1
The prohibitions in Section 4.2 below apply to:
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all Directors;

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all executive officers;

•
all family members of Directors and executive officers who share the same address as, or are financially dependent on, the Director or executive officer and any other person who shares the same address as the Director or executive officer (other than (x) an employee or tenant of the Director or executive officer or (y) another unrelated person whom the General Counsel determines should not be covered by this policy); and

•
all corporations, limited liability companies, partnerships, trusts or other entities controlled by any of the above persons, unless the entity has implemented policies or procedures designed to ensure that such person cannot influence transactions by the entity involving Company securities.

4.2
Pre-Transaction Clearance. No person or entity covered by this Section 4 may purchase, sell, donate, transfer, or otherwise acquire or dispose of securities of the Company, either directly or indirectly, other than in a transaction permitted under Section 5, unless such person pre-clears the transaction with either the General Counsel, the Secretary or the Assistant Secretary (or their designees) (the “Authorized Approvers”). A request for pre-clearance may be oral or in writing (including by e-mail) and should include the identity of the person seeking clearance, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of options or shares to be involved. The Authorized Approvers shall have sole discretion to decide whether to clear any contemplated transaction2. All transactions that are pre-cleared must be effected within three business days of receipt of the pre-clearance unless a longer or shorter period has been specified by the Authorized Approvers. A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected during the three business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the person subject to this Section 4 becomes aware of material nonpublic information or becomes subject to a corporate blackout period before the transaction is effected, the transaction may not be completed.
4.3
Post-Transaction Notice. If a transaction is effected through the Company’s designated third party stock plan administrator (the “MKS Authorized Stock Plan Administrator”)3, such administrator shall issue an automatic notification of the transaction to the Company. If, however, a transaction is effected through any means other than the MKS Authorized Stock Plan Administrator, then each person or entity covered by this Section 4 who is subject to reporting obligations under Section 16 of the Exchange Act shall also notify an Authorized Approver of the occurrence of any purchase, sale, donation, transfer or other acquisition or disposition of securities of the Company as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by email) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved, the purchase or sale price, if applicable, and whether the transaction was effected pursuant to a contract, instruction or written plan that is intended either to satisfy the affirmative defense conditions of Rule 10b5-1(c) or to constitute a non-Rule 10b5-1 trading arrangement (as defined in Item 408(c) of Regulation S-K).
4.4
Deemed Time of a Transaction. For purposes of Section 4.3, a purchase, sale, donation, transfer or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

2 No Authorized Approver may pre-clear his or her own proposed transaction.

3 As of the date of adoption of this Policy, the MKS Authorized Stock Plan Administrator is Fidelity.

5.
EXCEPTIONS
5.1
Exceptions. The prohibitions in Sections 2.2(a) and 3.2 on purchases, sales and donations of Company securities do not apply to:
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purchases made under an employee stock purchase plan operated by the Company; provided, however, that the securities so acquired may not be sold while aware of any material nonpublic information or during an applicable corporate blackout period;

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exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable equity award agreement; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) while aware of any material nonpublic information or during an applicable corporate blackout period;

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acquisitions or dispositions of Company common stock under the Company’s 401(k) or other individual account plan that are made pursuant to standing instructions, in a form approved by the Company, not entered into or modified while the employee or Director is aware of material nonpublic information or during an applicable corporate blackout period;

•
other purchases of securities from the Company or sales of securities to the Company; and

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purchases, sales or donations made pursuant to a binding contract, written plan or specific instruction which (1) satisfies the applicable affirmative defense conditions of Rule 10b5-1(c) and meets the additional requirements of the Company, each as summarized in Exhibit B attached hereto or (2) for which the affirmative defense is available under Rule 10b5-1(c) because such plan was adopted prior to February 27, 2023, met the affirmative defense conditions in effect at the time of adoption, and was not modified or changed on or after February 27, 2023 (a “trading plan”).

5.2
Exemptions. For purposes of clarification, each of the following transactions does not constitute the purchase, sale or donation of securities, and accordingly are not prohibited by Sections 2.2(a) and 3.2:
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an acquisition of Company securities pursuant to a stock split, stock dividend or pro rata distribution to Company stockholders;
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an acquisition pursuant to a dividend or interest reinvestment plan satisfying the conditions of Rule 16a-11 under the Exchange Act; and

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an acquisition or disposition of Company securities pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended.
5.3
Underwritten Public Offering. Nothing in this policy is intended to limit the ability of any person to sell Company securities as a selling stockholder in an underwritten public offering pursuant to an effective registration statement in accordance with applicable securities law.
6.
penalties for VIOLATION

Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of employment. In addition to any disciplinary actions the Company may take, insider trading can also result in administrative, civil or criminal proceedings, which can result in significant fines and civil penalties, being barred from service as an officer or director of a public company or being sent to jail.

7.
company assistance
7.1
Assistance with Section 16 SEC Filings. The Company shall provide reasonable assistance to all Directors and executive officers, as requested by such Directors and executive officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and executive officers.
7.2
Limitation on Liability. None of the Company, the executive officers, the Authorized Approvers, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to Section 4.2 or a trading plan submitted pursuant to Section 5.1. Notwithstanding any pre-clearance of a transaction pursuant to Section 4.2 or review of a trading plan pursuant to Section 5.1, none of the Company, the executive officers, the Authorized Approvers or the Company’s other employees assumes any liability for the legality or consequences of such transaction or trading plan to the person engaging in or adopting such transaction or trading plan.
7.3
Questions. All questions regarding the matters discussed in this policy should be directed to the General Counsel.

Exhibit A

Meaning of Material Nonpublic Information

Material Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of securities or if the information, if made public, would likely affect the market price of certain securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should be considered material. Examples of such information may include:

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Financial results or estimates, or changes to previously announced results or estimates
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Known but unannounced future earnings or losses
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Execution or termination of material contracts with customers and other business partners
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News of a pending or proposed merger, acquisition or other significant transaction
•
News of the disposition, construction or acquisition of significant assets
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Impending bankruptcy or financial liquidity problems
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Significant patent or other intellectual property milestones
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Changes in the Company's dividend policy or pricing or cost structure
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Significant changes in sources or availability of suppliers
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New product, process or service announcements of a significant nature
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Significant product defects or modifications
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New equity or debt offerings
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Positive or negative developments in significant outstanding litigation
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Significant litigation exposure due to actual or threatened litigation
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Developments regarding regulatory actions or investigations
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Major changes in senior management
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Significant cybersecurity or data breach events
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A conclusion by the Company or a notification from its independent auditor that any of the Company’s previously issued financial statements should no longer be relied upon

Either positive or negative information may be material.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.

Nonpublic Information

Nonpublic information is information that has not yet been disclosed to the general public and is otherwise not available to the general public. You should presume that information is nonpublic unless you can point to its official release by the Company in at least one of the following ways:

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Public filings with the SEC
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Issuance of press releases
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Publicly announced investor conferences
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Earnings conference calls
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Investor Relations website

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how the transaction may be construed in hindsight. If you have any questions or uncertainties about this policy or a proposed transaction, please ask the General Counsel.

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Exhibit B

Rule 10b5-1 Trading Plan Requirements

The prohibitions on purchases, sales and donations of Company securities by a Director, executive officer or other employee (a “Participant”) pursuant to Sections 2.2(a) and 3.2 of the Company’s Insider Trading Policy will not apply to a trading plan entered into on or after February 27, 2023 that:

•
satisfies the applicable affirmative defense conditions of Rule 10b5-1(c), including, in relevant part:
o
the trading plan specifies (i) the number of shares to be traded, (ii) the price(s) at which such transactions are to take place and (iii) the date(s) on which the transactions are to take place; provided, that, the trading plan may instead establish an objective formula for any or all of these criteria (e.g. the number of shares could be specified as a percentage of the holdings of such Participant);
o
the trading plan was entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and the Participant acts in good faith with respect to the trading plan;
o
the Participant does not have any other outstanding trading plan under Rule 10b5-1, except for one later-commencing trading plan under which trading is not authorized to begin until all trades under the earlier trading plan are completed or expired without execution;
o
if the trading plan is designed to effect an open-market trade of the total amount of shares covered by the trading plan as a single transaction (a “single-trade plan”), the Participant has not adopted a single-trade plan during the prior 12-month period;
o
if the Participant is a Director or executive officer, the trading plan includes a certification that, on the date of adoption of the trading plan, (i) the Participant is not aware of any material nonpublic information about the Company or its shares and (ii) the Participant is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;
o
if the Participant is a Director or executive officer, the trading plan does not permit any trades until the expiration of a cooling-off period consisting of the later of (i) 90 days after adoption of the trading plan or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted; provided, that, the cooling-off period shall not exceed 120 days; and
o
if the Participant is not a Director or executive officer, the trading plan does not permit any trades until the expiration of a cooling-off period that is 30 days after the adoption of the trading plan.
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is in writing and is signed and dated by such Participant;
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is approved by an Authorized Approver prior to adoption;
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is not adopted during an applicable corporate blackout period;
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by its terms is subject to the right of the Company to suspend trades to the extent the Company deems such suspension to be in the best interests of the Company (e.g. where such suspension is necessary to comply with the requests of underwriters for “lock-up”

agreements in connection with an underwritten public offering of the Company’s securities); and
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either (i) uses the MKS Authorized Stock Plan Administrator as the broker of the trading plan and is on the form mutually agreed upon by the Company and such Administrator or (ii) in the case of a Director who desires to use a broker other than the MKS Authorized Stock Plan Administrator, is on a form that has been submitted to an Authorized Approver at least two (2) weeks prior to the proposed date of execution and that has been approved by an Authorized Approver.

The Company strongly recommends a Participant seeking to adopt a trading plan consult an attorney prior to the adoption of a trading plan.

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